UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 15, 2006

Date of Report (Date of earliest event reported)

IVI COMMUNICATIONS, INC.

(Exact Name of Registrant as specified in Charter)

Commission File No. 000-32797

Nevada (State of Other Jurisdiction of Incorporation)	33-0965560 (I.R.S. Employer Identification No.)

5959 W. Century Blvd., Suite 573 (Address of Principal Executive Office)	90045 (Zip Code)

Registrant's Telephone Number, Including Area Code: (310) 216-7740

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Effective February 6, 2006, IVI Communications, Inc., a Nevada corporation (the Company”), entered into a Purchase Agreement to acquire 100% of the outstanding stock or Futura, Inc., an Arkansas corporation (“Futura”) from Francis and Lois Allen, the two shareholders of Futura. In consideration for the Futura stock, the Company paid to the Allens $150,000 in cash (to be paid over a 10-month period) and $550,000 in shares of the Company’s restricted common stock (an aggregate of 2,813,299 shares calculated as of the close of the transaction). The Company also entered into Employment Agreements with the Allens.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 15, 2006, the Company completed the purchase of Futura, Inc. pursuant to the terms and conditions of the Purchase Agreement. A press release was issued on February 16, 2005 announcing the closing; a copy of such press release is included as Exhibit 99.2 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

On February 15, 2006, the Company issued an aggregate of 2,813,299 shares of its common stock to Francis and Lois Allen in connection with the acquisition of Futura. The issuance was made in reliance on Section 4(2) of the Securities Act, and was made without general solicitation or advertising. The recipients were sophisticated investors with access to all relevant information necessary to evaluate the investments, and who represented to the Company that the shares were being acquired for investment purposes.

Item 9.01. Financial Statements and Exhibits.

(a) The Company intends to file by amendment the required audited financial statements reflecting the acquisition no later than 71 days after the date that this report on Form 8-K must be filed.

(b) The Company intends to file by amendment the required unaudited proforma consolidated financial statements no later than 71 days after the date that this report on Form 8-K must be filed.

(c) Exhibits Furnished.

Exhibits	Description

2.5	Purchase Agreement between IVI Communications,Inc. and Francis and Lois Allen.

99.2	Press Release dated February 16, 2006.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVI Communications, Inc.

Date: February 21, 2006	By:	/s/ Charles J. Roodenburg
Charles J. Roodenburg Chief Financial Officer

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